Exhibit 99.1

Gryphon Digital Mining Signs Definitive Agreement for HPC/AI Asset Scalable to 4GW of Green Energy Through Natural Gas and Carbon Sequestration

Groundbreaking acquisition of major energy site in Southern Alberta expected to catapult Gryphon into elite tier of global computing infrastructure providers

Acquisition Highlights Include:

●	Massive 850 industrial zoned acreage with access to dual natural gas supply, grid connection, non-potable water resources, and dual high-speed fiber connection providers

●	World class carbon capture and sequestration capabilities on-site can make this a truly green source of energy combined with redundant sources of power

●	Expansive footprint expected to allow up to 4GW of total capacity; up to ~130MW anticipated by the end of 2026

●	Experienced technical team comes with the asset and has over 100 years of combined industry expertise, led by Harry Andersen (former COO of Pembina Pipeline)

Las Vegas, NV — January 10, 2025 – Gryphon Digital Mining, Inc. (Nasdaq: GRYP) (“Gryphon” or the “Company”), an innovative venture in the bitcoin and AI space dedicated to helping bring digital assets to the market, has signed a definitive agreement to acquire Captus Energy’s 850-acre industrial site in Southern Alberta, Canada, which the Company believes will enable a substantial expansion into AI and high-performance computing (HPC) data center infrastructure. The acquired asset has the potential to scale to 4 gigawatts (GW) of reliable, sustainable power generation capacity through gas to power generation and carbon sequestration on site. The closing of this agreement is expected to occur in or before April, 2025.

Industry analysts and comparable companies project substantial revenue potential in the HPC/AI infrastructure space, with estimates of $1.5 million in annual revenue per MW, while VanEck’s research suggests potential revenues of up to $9.11 million per MW. At full capacity, assuming $1.5 million of revenue per MW, the Captus asset could generate over $5.0 billion of annual revenue.

This monumental acquisition follows the Company’s recent strategic moves in December 2024, creating a massive combined potential power capacity exceeding 5GW:

●	December 10: Secured British Columbia natural gas assets featuring:

o	5+ Tcf contingent natural gas resources

o	Initial 100 MW generation capacity

o	Scalability to 1 GW

o	Projected power cost under $0.03/kWh

o	140 mmcf/d infrastructure capacity at 100% working interest

●	December 12: Appointed energy veteran Eric Gallie as SVP of Energy Strategy, bringing 18 years of energy sector expertise and experience managing $1.5 billion in upstream and integrated oil & gas portfolios

Steve Gutterman, Chief Executive Officer of Gryphon, commented:

“We believe that this acquisition represents a transformative moment for Gryphon as we aggressively expand into the AI/HPC infrastructure market. With 850 acres of industrial land in Southern Alberta and the potential to scale to 4GW of power capacity, this site positions us to capitalize on the surging demand from AI compute requirements. The combination of dual natural gas supply, on-site carbon sequestration and abundant water access makes it one of the few locations in North America with all the critical elements needed for large-scale AI computing. We believe that Alberta should be at the forefront of AI/HPC power given its forward-facing government, industry expertise and abundant resources. We are excited to be working in Western Canada. We are equally excited in welcoming Harry Andersen and his team to the fold. They are true energy experts and the development of Captus could not be in better hands.”

Total consideration for the transaction is CAD $27 million, which includes CAD $3 million in restricted shares for the incoming Captus management team which vest in four equal installments over four years and all of which are subject to forfeiture if the definitive agreement does not close.

Gutterman continued, “We are extremely pleased with the company’s progress. In a few short months, we have transformed our balance sheet, strengthened our team and added significant power assets. We believe that the Captus acquisition, when combined with our recent British Columbia acquisition and the additions to our team, fundamentally transform Gryphon’s trajectory and potential scale. Our goal remains to build a company that is worth over a billion dollars.”

About Gryphon Digital Mining

Gryphon Digital Mining, Inc. is an innovative venture in the bitcoin and AI space dedicated to helping bring digital assets to the market. With a talented leadership team coming from globally recognized brands, Gryphon has assembled thought leaders to improve digital asset network infrastructure. More information is available on https://gryphondigitalmining.com/

Cautionary Statements Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about the Company’s ability to close the acquisition with Captus Energy and in British Columbia; the total consideration for the acquisition; the ability of the assets acquired or to be acquired to produce energy at both the cost and the volume anticipated; the results of diligence reviews; the engagement, and the results of such engagement, with regulatory bodies, First Nations, local stakeholders and norther communities; green initiatives; plans to expand the Company’s business to include AI and high performance computing; the future financial performance of the Company; changes in the Company’s strategy and future operations; financial position; estimated revenues and losses; projected costs; prospects, plans and objectives of management; and future acquisition activity.

The forward-looking statements are based on management’s current expectations and assumptions about future events and financial results and are based on currently available information as to the outcome and timing of future events. The forward-looking statements speak only as of the date of this press release or as of the date they are made. Except as otherwise required by applicable law, Gryphon disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Gryphon cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Gryphon. In addition, Gryphon cautions you that the forward-looking statements contained in this press release are subject to the risks set forth in our filings with the Securities and Exchange Commission (the “SEC”), including the section titled “Risk Factors” in the Annual Report on Form 10-K filed with the SEC by Gryphon on April 1, 2024, as updated by the Company’s subsequent filings.

INVESTOR CONTACT:

Name: James Carbonara

Company: Hayden IR

Phone: (646)-755-7412

Email: james@haydenir.com

3